WINNER MEDICAL REPORTS RECORD FOURTH QUARTER
AND FISCAL 2009 RESULTS

SHENZHEN, China, December 7, 2009 — Winner Medical Group Inc. (AMEX: WWIN; “Winner Medical”), a manufacturer of medical dressings, medical disposables and non-woven PurCotton® materials for the medical and consumer products industries, today reported consolidated financial results for the fourth quarter and full fiscal year ended September 30, 2009.

Fourth Quarter 2009 Highlights
➢	Revenue increased by 9.7% over the Q4 FY08 to $27.7 million
➢	Gross profit increased by 24.9% over Q4 FY08 to $8.4 million
➢	Operating income increased by 80.2% over Q4 FY08 to $3.9 million
➢	Net income increased by 84.4% over Q4 FY08 to $3.0 million
➢	Net income per diluted share of $0.13 vs. $0.07 in Q4 of fiscal 2008, representing an 85.7% increase

Full Fiscal Year 2009 Highlights
➢	Revenue increased by 15.1% year-over-year to $98.4 million
➢	Gross profit increased 30.5% YOY to $27.94 million
➢	Operating income increased 89.8% YOY to $11.4 million
➢	Net income increased 80.2% YOY to $9.1 million
➢	Net income per diluted share was $0.41 vs. $0.23 in 2008

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “ We were pleased with our results despite a challenging global environment, as we were able to grow our business and enhance our production efficiencies while implementing stringent cost controls, thus enabling us to improve our margins and profitability. We were able to meet our revenue goals through strong organic growth in the Chinese market and the successful launch of PurCotton®, as well as maintaining market share for our traditional export products.”

 “For fiscal 2010, we have established four strategic priorities to drive revenue and earnings growth while sustaining our balance sheet. First, we will further expand PurCotton®’s production capacity, while developing our own line of finished PurCotton® products, including medical and consumer products, such as operating room towels, sponges and surgical gowns, wipes, baby products, feminine products and other hygiene products. Second, by leveraging the China Medical Reform, we plan to penetrate into the domestic market through hospitals, local distributors, and over-the-counter drugstore chains. Third, we will deepen our relationships with our major US, European and Japanese customers while rationalizing our product portfolio to maintain stable order growth. Fourth, we will implement further stringent cost control measures to optimize production efficiency and reduce controllable expenses,” Mr. Li concluded.

Fourth Quarter 2009 Unaudited Financial Results

Revenue: For the fourth quarter of fiscal 2009, Winner Medical reported record net sales revenue of $27.7 million, an increase of 9.7% compared to the same period last year. Healthy revenue growth was mainly due to the increased volume of sales from Japan, North and South American customers, the rapid sales to customers in China and sales of PurCotton® products. Sales to Japanese customers increased by 40.0% to $5.3 million for the fiscal year ended September 30, 2009, from $3.8 million in fiscal 2008. Net sales to North and South American customers were $5.3 million for the fourth quarter of fiscal 2009, an increase of 32.2% compared to the same period last year. Net sales to customers in China were $5.1 million for the fourth quarter of fiscal 2009, an increase of 123.4% compared to the same period last year. Sale of PurCotton® products was approximately $2.3 million for the fourth quarter of fiscal 2009, an increase of 339.3% compared to the same period last year.

Gross Profit: For the fourth quarter of fiscal 2009, gross profit was $8.4 million, an increase of 24.9% over $6.7 million in the same period of fiscal 2008. Gross margin was 30.2%, versus 26.5% achieved in the fourth quarter of fiscal 2008. The increase in gross margin was mainly due to the improvement of the Company’s cost controls, including technical equipment improvements and lean production that increased production efficiency and reduced production waste.

Operating Expenses: Selling, general and administrative expenses increased by 28.4% to $4.9 million in the fourth quarter of fiscal 2009, from $3.9 million in the fourth quarter of fiscal 2008. During this quarter, the increase in the operating expenses was mainly due to increased sales from the Chinese market, higher transportation fees and increase in salary for the management and administrative staff and consulting expenses for brand building projects.

Operating Income: During the fourth quarter of fiscal 2009, operating income was $3.9 million, an increase of 80.2%, compared with $2.1 million of same quarter of 2008.

Income Taxes: The income tax provision for the three months ended September 30, 2009 was $0.9 million, compared to 0.5 million for the same period in 2008. The increase in tax provision was mainly due to the new tax law amendment for dividend policy in the fourth quarter of fiscal 2009.

Net income: Net income increased by 84.4% to $3.0 million, or $0.13 per basic and diluted share, compared to net income of $1.6 million, or $0.07 per basic and diluted share, for the fourth quarter of last fiscal year. This increase can be attributed to the PurCotton® made profit in the fourth quarter of fiscal 2009, the robust sales derived from the increased sales of the Chinese market, as well as the conducting of lean production to reduce manufacturing costs and improve production efficiency.

Full Year Ended September 30, 2009 Audited Financial Results

Revenue: Winner Medical reported net sales revenue increased by 15.1% to $98.4 million in the fiscal year 2009, from $85.5 million in fiscal 2008. This increase was mainly attributable to increased volume of large sales orders from North and South American customers, Chinese customers, as well as increased sales of PurCotton® products.

Gross Profit: Gross profit increased by 30.5% to $27.9 million for the fiscal year ended September 30, 2009, from $21.4 million in fiscal 2008. Gross margins were 28.4%, an increase of 330 basis points from 25.1% in the same period of fiscal 2008. The gross margin increase was mainly due to improved production management and unit product cost decreases.

Operating Expenses: Selling, general and administrative expenses increased by 16.9% to $16.9 million in the fiscal year 2009, from $14.4 million in fiscal 2008. The increase of operating expenses was primarily due to administrative expenses, which increased to $10.7 million, or 31.7%, for the year ended September 30, 2009, largely a result of increase in salary for the management and administrative staff, and implementation of SOX 404 compliance project expenses and consulting expenses for brand building projects.

Operating Income: Operating income for the fiscal year of 2009 was $11.4 million, an increase of 89.8% from $6.0 million in the same period of fiscal year 2008. Operating margins were 11.6% for fiscal 2009 compared to 7.0% in fiscal 2008.

Income Taxes: The income tax provision for the fiscal year 2009 was $2.4 million compared to  ($591,000) in the same period in 2008, due to a change in the tax rate on the Company’s subsidiaries in China and the cancellation of tax return policy for purchasing China machinery.

Net income: For the fiscal year ended September 30, 2009, net income increased by 80.2% to $9.1 million, or $0.41 per basic and diluted share, compared to net income of $5.1 million, or $0.23 per basic and diluted share, for the fiscal year 2008. The increase was driven by accelerating PurCotton® sales which became profitable during June, 2009 compared to losses in the year ago period. The Company’s improved production management effectively reduced manufacturing costs and improved production efficiencies. The relatively stable RMB against foreign currency exchange rate since calendar year 2009 also benefited profitability.

Balance Sheet

Cash and cash equivalents as of September 30, 2009 were approximately $9.5 million; compared with $6.5 million as of September 30, 2008. The Company’s working capital as of September 30, 2009 was $23.0 million compared with $12.3 million of last year. Net operating cash flow for the fiscal year ended September 30, 2009 was $14.7 million, an increase of 52.3 % from the last fiscal year.

2009 Fourth Quarter Operational Highlights

China Medical Market Business Update:

For the fourth quarter of fiscal 2009, sales revenue from customers in China was $5.1 million, representing a 123.4% increase from the same period last year. The Company has been intently focused on building its own brand in China, which is gaining market acceptance among customers and end users, while driving growth. In April 2009, "Winner" was recognized by the Chinese State Administration for Industry and Commerce as a well-known trademark. Revenues also benefitted from increased demand for face masks and protective gowns as a result of H1N1 flu in China.

The Company's sales channels in China include: hospitals, local distributors, and over-the-counter drugstore chains. Winner has sold products to 7 out of the top 10 drugstore chains in China, which have a combined network of approximately 2,000 stores across the country, and represent an important customer segment.

PurCotton®:

In the fourth quarter of fiscal 2009, the Company's PurCotton® sales grew 91.3% to $2.3 million as compared with the same period last year. PurCotton® jumbo rolls were sold to customers in China, the U.S., Europe and Japan who produce consumer products, including sanitary and incontinence products. The Company is also processing orders of PurCotton® finished medical products, such as operating room towels and sponges, for customers in North America and Europe. PurCotton® addresses an established worldwide market of disposable products which collectively amount to $4 billion in annual revenues.

We generated $5.5 million of PurCotton® sales during fiscal 2009 compared to $1.4 million in fiscal 2008. We will further expand our production capabilities by adding two production lines during the next four months while strengthening our marketing efforts for PurCotton® and believe this flagship product will be a significant growth driver and complement to our product portfolio.

Conference Call

Winner Medical's senior management will host a conference call to discuss its 2008/09 full year results and recent business developments.

    Date of the conference call: Tuesday, December 8, 2009
    Time: 5am (Pacific)/ 8am (Eastern)/ 9pm (Shenzhen/ Hong Kong)
    Dial-in Number: 866-730-5762 (US)
                                    10-800-130-0399 (South China)
                                    10-800-152-1490 (North China)
                                    ###-##-#### (HK)
                                    1-857-350-1586 (International)
    Passcode: 51709454.

A telephone replay will be available shortly after the conclusion of the call and will be accessible through December 15, 2009 by calling 888-286-8010 (US) or +1-617-801-6888 (International); Passcode: 76372948.

About Winner Medical:

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry in China. Headquartered in Shenzhen, the Company has seven wholly-owned operating subsidiaries and four joint ventures with over 5,000 employees. The Company engages in the manufacturing, sale, research, and development of medical care products, wound care products, home care products and PurCotton® products, a nonwoven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the United States and Japan serving as the top three markets. The Company currently holds more than sixty patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, please visit Winner Medical's web site at http://ir.winnermedical.com ..

Forward-Looking Statements:

This press release contains certain statements that may include "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

    For more information, please contact:

    Company:
      Peng Zhai
      Investor Relations Manager
      Winner Medical Group Inc.
      Tel:   +86-755-2806-6858
               +86-755-2813-8888 x691

      Email: investors@winnermedical.com

    Web:   http://ir.winnermedical.com

    Investors:
     Mr. Matthew Hayden, HC International
     Tel:   +1-561-245-5155

     Email: matt.hayden@hcinternational.net

     Web:   http://www.hcinternational.net

SOURCE Winner Medical Group Inc.

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended September 30,		Year ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
	US$	US$	US$	US$

Net sales	27,670,305	25,218,286	98,385,603	85,505,762

Cost of sales	(19,316,114)	(18,529,629)	(70,444,383)	(64,086,581)
Gross profit	8,354,191	6,688,657	27,941,220	21,419,181

Other operating (loss) income, net	423,637	56,997	1,411,069	416,654
Exchange difference, net	27,383	(750,342)	(1,054,882)	(1,378,289)
Selling, general and administrative expenses	(4,950,415)	(3,856,441)	(16,874,131)	(14,437,539)

Income from operations	3,854,797	2,138,871	11,423,276	6,020,007
Interest income	26,040	9,010	68,928	41,338
Interest expense	(61,187)	(156,337)	(459,127)	(591,477)
Equity in earnings of 50 percent or less owned persons	78,514	53,567	388,099	93,298
Income before income taxes and minority interests	3,898,164	2,045,111	11,421,176	5,563,166

Income taxes	(943,709)	(478,317)	(2,358,093)	(591,118)
Income before minority interests	2,954,454	1,566,795	9,063,083	4,972,048

Minority interests	(8,705)	30,343	65,491	94,247
Net income	2,945,749	1,597,138	9,128,574	5,066,295

Other comprehensive income
Foreign currency translation difference	28,744	517,452	(59,154)	6,290,969

Comprehensive income	2,974,494	2,114,590	9,069,420	11,357,264

Net income per share
- basic			0.41	0.23
- diluted	0.13	0.07	0.41	0.23

Weighted average common stock outstanding
- basic	22,363,675	22,363,675	22,363,675	22,363,675
- diluted	22,447,943	44,677,171	22,403,237	22,510,962

Winner Medical Group Inc.
Consolidated Balance Sheets

	September 30,
	2009	2008
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	9,493,026	6,462,505
Restricted bank deposits	123,868	126,749
Accounts receivable, less allowances for doubtful accounts of US$244,401 and US$100,964 at September 30, 2009 and 2008 respectively	13,148,462	13,516,688
Amounts due from affiliated companies	-	349,359
Inventories	14,932,740	15,839,587
Prepaid expenses and other receivable	3,614,567	4,734,503
Income taxes recoverable	30,910	99,126
Deferred tax assets	359,151	207,798
Total current assets	41,702,724	41,336,315
Property, plant and equipment, net	55,770,870	57,937,881
Held-for-sale asset	-	607,423
Investment in equity investees	1,923,956	1,518,848
Intangible assets, net	147,008	126,141
Non-current restricted bank deposits	34,917	-
Prepaid expenses and other receivable	1,104,344	233,203
Deferred tax assets	252,190	158,280
Total assets	100,936,009	101,918,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	6,589,545	15,033,073
Accounts payable	4,843,404	8,271,926
Accrued payroll and employee benefits	2,072,892	1,891,410
Customer deposits	603,824	458,303
Other accrued liabilities	2,574,736	2,518,326
Amounts due to affiliated companies	56,349	136,481
Income taxes payable	1,938,941	656,550
Total current liabilities	18,679,691	28,966,069

Deferred tax liabilities	41,899	41,965
Total liabilities	18,721,590	29,008,034

Commitments and contingencies

Minority interests	82,815	148,306

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000 shares; issued and outstanding September 30, 2009 – 22,363,675 shares; September 30, 2008 – 22,363,675 shares	22,364	22,364
Additional paid-in capital	31,166,123	30,865,690
Retained earnings	36,797,172	28,791,259
Statutory reserves	3,428,095	2,305,434
Accumulated other comprehensive income	10,717,850	10,777,004
Total stockholders’ equity	82,131,604	72,761,751
Total liabilities and stockholders’ equity	100,936,009	101,918,091